Exhibit 23.3
Consent of Independent Certified Public Accountants
We hereby consent to the use in this Current Report on Form 8-K, Amendment No. 1 (File No. 001-33882) of our report dated November 21, 2006, relating to the financial statements of ProlX Pharmaceuticals Corporation as of and for the year ended December 31, 2005.
Certified Public Accountants
Houston, Texas
February 21, 2008